Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-181592) of our report dated January 7, 2013 relating to the combined statements of revenues and direct operating expenses of the Northwest Products System, a component of Chevron Pipeline Company, which appears as Exhibit 99.1 in this Current Report on Form 8-K of Tesoro Logistics LP.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 7, 2013